EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated December 4, 2013

between

Newmont USA Limited

(“Seller”)

and

Klondex Holdings (USA) Inc.

(“Buyer”)

and

Klondex Mines Ltd.

(“Buyer Guarantor”)

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-ii-

Table of Contents

		Page

11.10	Severability	42
11.11	Third Parties; Joint Ventures	42
11.12	Construction	43
11.13	Attorneys’ Fees	43
11.14	Further Assurances	43
11.15	Guaranty	43

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (together with the Schedules hereto and as may be amended or supplemented from time to time, the “Agreement”) is made and entered into as of December 4, 2013, by and between Newmont USA Limited, a Delaware corporation (“Seller”), Klondex Holdings (USA) Inc., a Nevada corporation (“Buyer”), and Klondex Mines Ltd., a British Columbia corporation (“Klondex” or “Buyer Guarantor”).

Recitals

A.     Seller is the sole shareholder of Newmont Midas Holdings Limited, a Nevada corporation (“Holdings”).

B.     Holdings is the sole shareholder of Newmont Midas Operations Inc., a Nevada corporation (“Operations”), which owns and operates the Midas mine and related ore milling facility (collectively, the “Midas Mine”) located in the State of Nevada, United States of America. Holdings and Operations sometimes are referred to in this Agreement together as the “Companies” and each individually as a “Company.”

C.     Klondex indirectly owns 100% of the outstanding common stock in the capital of Buyer.

D.     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding capital stock of Holdings, on the terms and conditions of this Agreement (the “Acquisition”).

Agreements

In consideration of the mutual covenants in this Agreement, Seller and Buyer agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

As used in this Agreement, the following terms, whether in singular or plural forms, shall have the following meanings:

“Accounting Firm” has the meaning given in Section 2.4.

“Acquisition” has the meaning given in the Recitals.

“Adjustment Time” means 12:01 a.m. Pacific Time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Affiliate Debt” means, collectively, (i) indebtedness of Holdings to Seller’s Affiliate NMC in the approximate amount, as of the date of this Agreement, of $230 million, and (ii) indebtedness of Operations to Seller in the approximate amount, as of the date of this Agreement, of $560 million.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group under a similar provision of state, local or foreign law.

“Assets” has the meaning given in Section 4.12.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, New York, New York or Toronto, Ontario are required or authorized to be closed.

“Buyer Surety Arrangements” has the meaning given in Section 6.7.

“Cash Consideration” has the meaning given in Section 2.2.

“CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” has the meaning given in Section 8.1.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” have the meanings given in the Recitals.

“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation, or agreement, and any oral obligation, right, or agreement.

“Dollar” and “$” mean lawful money of the United States of America.

“Encumbrance” means any security interest, lien, prior claim, mortgage, indenture, pledge, option, or other encumbrance or adverse claim of any nature or kind, together with any agreement to grant any of the foregoing rights or interests.

“Environmental Law” means any Legal Requirement relating to pollution, protection or conservation of public health, safety or welfare or the environment, whether indoors or outdoors, including those relating to emissions, discharges, releases or threatened releases of Regulated Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, reuse, recycling, treatment, storage, disposal, transport or handling of Regulated Substances.

“Escrow Agent” has the meaning given in Section 8.2(e) .

“Escrow Agreement” has the meaning given in Section 8.2(e) .

“Excepted Representations and Warranties” has the meaning given in Section 10.5(a) .

“Existing NDA” has the meaning given in Section 6.2.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the United States of America or any other country or sovereign entity, any state, commonwealth, territory, or possession thereof, and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, other instrumentalities and bodies exercising any administrative, executive, judicial, legislative, police, regulatory, expropriation or taxing authority, domestic or foreign, or self-regulatory organization or stock exchange having jurisdiction in the relevant circumstances.

“Governmental Permits” means franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority, including those required under Environmental Law.

“including” means including without limitation.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Income Tax Return” means a Tax Return with respect to an Income Tax.

“Judgment” means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, magistrate or arbitrator, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

“Klondex Shares” means common shares without par value in the capital of Klondex.

“knowledge” with respect to any matter refers to the actual knowledge of: (i) the current officers and directors of the Companies (in the case of Seller); and (ii) the current officers and directors of Buyer (in the case of Buyer).

“Leasehold Interests” has the meaning given in Section 4.12.

“Legal Requirements” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority, including any Judgment.

“Litigation” means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment.

“Losses” means any claims, losses, liabilities, damages, Encumbrances, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, and reasonable fees and disbursements of counsel.

“Material Adverse Effect” means any change, effect, event, development, occurrence, circumstance or state of facts that, individually or in the aggregate:

(a)     is, or would reasonably be expected to be, material and adverse to the business, affairs, results of operations, assets, capital, capitalization, condition (financial or otherwise), rights, liabilities or obligations (whether absolute, accrued, conditional or otherwise), whether contractual or otherwise, of the Companies, taken as a whole; or

(b)     would reasonably be expected to prevent or materially impede or delay the sale of the Shares or the completion of the other transactions contemplated hereby,

provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change resulting from: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general, except to the extent any such events, occurrences, facts, conditions or changes have had a disproportionate effect on the Companies or their business or assets as compared to other entities of similar size operating in the mining industry; (ii) changes, conditions or effects that affect the gold mining industry generally, including but not limited to the market prices of precious metals, except to the extent any such events, occurrences, facts, conditions or changes have had a disproportionate effect on the Companies or their business or assets as compared to other entities of similar size operating in the mining industry; (iii) the performance of any obligation hereunder by the Seller or either Company or any action taken by the Seller or either Company at the written request or with the written consent of the Purchaser; (iv) the effect of any changes in applicable Legal Requirements or accounting rules, including GAAP; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster, except to the extent any such events, occurrences, facts, conditions or changes have had a disproportionate effect on the Companies or their business or assets as compared to other entities of similar size operating in the mining industry.

“Midas Mill” means the ore milling facility forming part of the Midas Mine.

“Midas Mine” has the meaning given in the Recitals.

“Midas Mine Employees” has the meaning given in Section 4.15.

“Movable Assets” has the meaning given in Section 4.12.

“Nevada State Net Proceeds of Minerals Taxes” means the Taxes imposed under Chapter 362 of the Nevada Revised Statues and the regulations promulgated thereunder.

“NMC” means Newmont Mining Corporation, a Delaware corporation.

“NPT Closing Payment” has the meaning given in Section 3.5.

“Parties” means, collectively, Buyer and Seller, and “Party” means either one of them.

“Past Employees” has the meaning given in Section 4.15.

“Permitted Encumbrances” means the following Encumbrances: (i) liens for Taxes that are not yet due and payable or are being contested in good faith and for which adequate reserves are maintained in the appropriate financial statements; (ii) rights reserved to any Governmental Authority to regulate the affected Properties; (iii) in the case of any Leasehold Interests, rights of the relevant lessors and/or sublessors and obligations reflected in the respective Property Leases; (iv) the paramount title of the United States of America or any other Governmental Authority, if any; (v) any matter that is reflected in public real property records; and (vi) any defect in title not created by or through Seller that does not materially and adversely individually or in the aggregate affect the aggregate value of the Properties or the ability of Operations to realize the economic benefits thereof.

“Person” means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

“Post-Closing Statement” has the meaning given in Section 2.3.

“Precious Metals in Circuit” means all gold, silver and other precious metals contained in material that, as of the Adjustment Time, is in the Midas Mine Merrill Crowe plant and has not been converted to doré or other more refined form, as determined in accordance with Section 3.2.

“Pre-Closing Tax Period” means a Tax period ending on or before the Closing Date.

“Preliminary Statement” has the meaning given in Section 2.3.

“Prime Rate” means the rate announced from time to time by J.P. Morgan Chase at its New York office, as its prime rate for demand loans to commercial customers (which may not be the lowest rate at which it loans funds).

“Properties” has the meaning given in Section 4.12.

“Property Leases” has the meaning given in Section 4.12.

“Reclamation” means the reclamation, restoration or closure of any facility or land utilized in any exploration, mining or processing operation required by any Legal Requirement or any Governmental Permits.

“Reclamation and Environmental Liabilities” means all liabilities and obligations (i) for the Reclamation of any of the Properties or the remediation of any Regulated Substances on, or released from, any of the Properties, and (ii) associated with noncompliance with Environmental Laws (including fines, penalties, damages, and remedies), in each case regardless of when the operations or activities which gave rise to such liabilities or obligations or release or presence of Regulated Substances on or from the Properties occurred or arose.

“Reclamation Liability Amount” has the meaning given in Section 2.2.

“Regulated Substances” means any pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes which are regulated by any Governmental Authority or Legal Requirements, including but not limited to: (i) any petroleum or petroleum compound (refined or crude), flammable substance, explosive, radioactive material or any other material or pollutant which pose a hazard or potential hazard to real property or Persons; (ii) asbestos or any asbestos-containing material of any kind or character; (iii) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (iv) any materials or substances designated as “hazardous substances” pursuant to the Clean Water Act, 33 U.S.C. § 1251 et seq.; (v) ”economic poison,” as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq.; (vi) “chemical substance,” “new chemical substance” or “hazardous chemical substance or mixture” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. and including, for certainty, elemental mercury; (vii) “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; and (viii) “hazardous waste” pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Retained Accounts Payable” has the meaning given in Section 3.3.

“Securities Act” has the meaning given in Section 4.23.

“Seller Surety Arrangements” has the meaning given in Section 4.14.

“Seller Tax Claim” has the meaning given in Section 6.4(h) .

“Straddle Period” means a Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Surety Arrangements” means bonds, letters of credit, guarantees and other instruments or arrangements securing or guarantying performance of obligations.

“Tax Claim” has the meaning given in Section 6.4(h) .

“Taxes” means all levies, charges and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, alternative minimum, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, social security, unemployment, employment, excise, or property taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto.

“Transition Services Agreement” has the meaning given in Section 8.2(d) .

“Transitioned Employees” has the meaning given in Section 6.5(b) .

“TSX” means the Toronto Stock Exchange.

“WARN Act” has the meaning given in Section 6.5(d) .

“Warrant Exercise Price” has the meaning given in Section 2.2.

“Warrant Expiry Date” means the earlier of (a) the fifteen year anniversary of the Closing Date and (b) the date that is 12 months following receipt of notice from Buyer that the Klondex Shares have traded at a price higher than 500% of the Warrant Exercise Price for 60 consecutive trading days.

“Warrants” has the meaning given in Section 2.2.

ARTICLE II
BASIC TRANSACTIONS

2.1     Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at Closing Seller shall sell and convey to Buyer, and Buyer shall purchase for the Purchase Price, free and clear of all Encumbrances, all of the issued and outstanding shares of capital stock of Holdings (the “Shares”).

2.2     Purchase Price. The aggregate purchase price payable by Buyer for the Shares shall be $83,000,000, satisfied as follows:

(a)     Buyer shall make a cash payment to Seller or its designee in the amount of $54,929,355, subject to adjustment for accrued and prepaid expenses pursuant to Section 2.3 (the “Cash Consideration”); and

(b)     pursuant to the Escrow Agreement, Buyer shall deposit in escrow with U.S. Bank National Association, as escrow agent (the “Escrow Agent”), cash in the amount of $28,070,645 being equal to the total dollar amount of the Buyer Surety Arrangements (the “Reclamation Liability Amount” and together with the Cash Consideration, the “Purchase Price”), less the amount of any Buyer Surety Arrangements for which equivalent Seller Surety Arrangements have been released on Closing.

In addition, subject to TSX approval, Buyer shall cause Klondex to issue to Seller or its designee 5 million common share purchase warrants of Klondex in the form attached to this Agreement as Exhibit 2.2 (the “Warrants”). Each Warrant may be exercised to acquire one Klondex Share until 5:00 p.m. (Denver time) on the Warrant Expiry Date at a price equal to 120% of the five-day volume weighted average price of the Klondex Shares on the TSX during the five trading days immediately preceding the Closing Date (the “Warrant Exercise Price”).

2.3     Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a)     The Purchase Price shall be adjusted on a pro rata basis as of the Adjustment Time for all (i) prepaid expenses, including but not limited to property Taxes and lease payments; (ii) Retained Accounts Payable that relate to any period that includes the Adjustment Time, and (iii) other accrued expenses, all as determined in accordance with the Companies’ usual accounting policies, on the principle that all expenses and income of the Companies attributable to periods prior to the Adjustment Time are for the account of Seller, and all expenses and income of the Companies attributable to periods at or after the Adjustment Time are for the account of Buyer (and calculated, in the case of property Taxes, in accordance with Section 6.4(d)) provided, however, that such calculations shall exclude all Reclamation and Environmental Liabilities.

(b)     The Purchase Price shall be increased by the amount of all deposits that are held by third parties as of the Adjustment Time, if any, if and to the extent that Buyer or either Company will have the benefit of such deposits following Closing.

2.4     Calculation of Purchase Price

(a)     At least five (5) Business Days prior to Closing, Seller shall deliver to Buyer a statement of its estimate of the Purchase Price, as adjusted in accordance with Section 2.3 (the “Preliminary Statement”). The Preliminary Statement shall be the basis on which the Purchase Price is provisionally calculated for purposes of Closing.

(b)     Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller its determination of the Purchase Price, as adjusted in accordance with Section 2.3 (the “Post-Closing Statement”).

(c)     During the fifteen (15) days immediately following receipt of the Post-Closing Statement by Seller, Seller and its accountants shall be entitled to review the Post-Closing Statement and any working papers, trial balances and similar materials relating to the Post-Closing Statement prepared by Buyer’s accountants, and Buyer shall provide Seller and its accountants with timely access, during Buyer’s normal business hours, to Buyer’s and the Companies’ personnel, properties, books and records. The Post-Closing Statement shall become final and binding upon the Parties at 5:00 p.m. (Denver time) on the tenth day following delivery thereof unless Seller gives written notice to Buyer of Seller’s disagreement with the Post-Closing Statement (a “Notice of Disagreement”) prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement asserted. If a timely Notice of Disagreement is received by Buyer with respect to the Post-Closing Statement, then the Post-Closing Statement (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the Parties on the earlier of (x) the date on which Buyer and Seller resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date on which any matters in dispute are finally resolved in writing by a nationally recognized accounting firm mutually acceptable to Buyer and Seller (the “Accounting Firm”). The date on which the Post-Closing Statement becomes final and binding is referred to as the “Final Determination Date.” During the fifteen (15) days immediately following the delivery of any Notice of Disagreement (the “Discussion Period”), Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During the Discussion Period, Buyer and Seller each shall afford the other access to its accountants’ working papers, trial balances and similar materials prepared in connection with the its preparation of the Post-Closing Statement or the Notice of Disagreement, as the case may be. At the end of the Discussion Period, Seller and Buyer shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and were included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters that remain in dispute, which final resolution shall be (A) in writing, (B) furnished to Buyer and Seller as soon as practicable after the items in dispute have been referred to the Accounting Firm, (C) made in accordance with this Agreement and (D) conclusive and binding upon the Parties and not subject to collateral attack for any reason absent manifest error. The Post-Closing Statement, with any adjustments necessary to reflect the Accounting Firm’s resolution of the matters in dispute, shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers its final resolution to the Parties, which shall be no later than ninety (90) days after the Closing Date. Each Party shall pay its own costs and expenses incurred in connection with such arbitration, except that the fees and expenses of the Accounting Firm shall be borne equally by Buyer and Seller.

(d)     Within fifteen (15) days following the Final Determination Date, Buyer shall pay to Seller, or Seller shall pay to Buyer, the amount if any by which the Purchase Price as finally determined is greater or less, respectively, than stated in the Preliminary Statement, by wire transfer of immediately available funds.

ARTICLE III
RELATED MATTERS

3.1     Exclusion of Certain Assets. Prior to Closing, Seller shall cause the Companies to convey to Seller or other Affiliates of Seller, all rights, titles and interests of the Companies in or to the following assets: (i) all accounts receivable of the Companies outstanding as of the Adjustment Time, including but not limited to accounts receivable of refiners; (ii) all gold, silver and other precious metals in doré or more refined form as of the Adjustment Time; (iii) all Precious Metals In Circuit as of the Adjustment Time; (iv) all cash and cash equivalents; and (iv) the other assets described on attached Schedule 3.1.

3.2     Delivery of Precious Metals in Circuit. Within thirty (30) days following the Closing Date, Buyer shall deliver the Precious Metals in Circuit as of the Adjustment Time in kind to Seller or its designated Affiliate by credit to accounts designated by Seller. The Precious Metals in Circuit shall be determined in accordance with the procedure described on attached Exhibit 3.2.

3.3     Exclusion of Retained Accounts Payable. Effective as of Closing, Seller shall assume and cause to be paid in accordance with their terms all trade and other accounts payable of the Companies outstanding as of the Adjustment Time, excluding all obligations for Reclamation and Environmental Liabilities (the “Retained Accounts Payable”).

3.4     Affiliate Debt. Immediately prior to Closing, Seller shall assume, or cause Affiliates of Seller other than the Companies, to assume all of the Affiliate Debt, and deliver to the Companies releases of all obligations with respect to the Affiliate Debt in form reasonably acceptable to Buyer.

3.5     Nevada Net Proceeds Tax Prepayment. The Parties acknowledge that (i) the Companies have paid to the State of Nevada the sum of $3,597,139 (the “Prepaid NPT Amount”), against their actual liability for Nevada State Net Proceeds of Minerals Taxes for 2013 and later periods and (ii) Seller’s estimate of the Companies’ actual liability for the portion of 2013 for which Seller will be responsible under Section 6.4 is $1,600,000 (“Seller’s Estimated NPT Liability”). At Closing, in addition to the Purchase Price as provisionally calculated in accordance with Section 2.4 and paid at Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to account designated by Seller, the sum of $1,997,139, representing the difference between the Prepaid Amount and Seller’s Estimated NPT Liability (the “NPT Closing Payment”). If the amount of Seller’s allocated responsibility for the Companies’ liability for Nevada State Net Proceeds of Minerals Taxes for 2013 as finally determined pursuant to Section 6.4(d) is greater or less than Seller’s Estimated NPT Liability, then Seller shall pay to Buyer, or Buyer shall pay to Seller, respectively, the amount of such difference, by wire transfer of immediately available funds within ten Business Days following the date of such final determination.

3.6     Transfer Taxes. Each of the Parties shall bear one-half of all sales, use, transfer, recording and similar fees and Taxes (for certainty, excluding Income Taxes) payable in connection with the Acquisition. For certainty, all such Taxes incurred by Seller, the Companies or any other member of Seller’s Affiliated Group in connection with transactions described in Sections 3.1, 3.2, 3.3 and 3.4 shall be borne exclusively by Seller.

ARTICLE IV
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as follows:

4.1     Organization of Seller. Seller is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to hold its assets, conduct its activities as currently conducted and to execute, deliver and perform its obligations under this Agreement.

4.2     Organization of the Companies. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to hold its assets and conduct its activities as currently conducted.

4.3     Authority. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.4     Capitalization of the Companies; Subsidiaries.

(a)     The authorized capital stock of Holdings consists of 25,000 shares of common stock, no par value, of which 1,095 shares (comprising the Shares) are issued and outstanding as fully paid and non-assessable shares, and held beneficially and of record by Seller, free and clear of any Encumbrances or restrictions on transfer (other than restrictions under applicable securities law). Except for the Shares, there are not outstanding any shares of capital stock of Holdings, or any options, warrants, subscriptions or other rights of any Person to acquire, or any instruments that are convertible into, any shares of capital stock or other equity interests of Holdings or Contracts or understandings of any kind relating to the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, Holdings.

(b)     The authorized capital stock of Operations consists of 25,000 shares of common stock, no par value, of which 25,000 shares are issued and outstanding as fully paid and non-assessable shares, and held beneficially and of record by Holdings, free and clear of any Encumbrances or restrictions on transfer (other than restrictions under applicable securities law). Except for such shares, there are not outstanding any shares of capital stock of Operations, or any options, warrants, subscriptions or other rights of any Person to acquire, or any instruments that are convertible into, any shares of capital stock or other equity interests of Operations or Contracts or understandings of any kind relating to the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock.

(c)     Except for Operations, Holdings does not have any direct or indirect subsidiaries. Operations does not have any direct or indirect subsidiaries.

4.5     No Conflict; Required Consents. Except as described on Schedule 4.5, the execution, delivery, and performance by Seller of this Agreement do not and will not: (i) conflict with or violate any provision of the charter or bylaws or other organizational or constituent documents of the Seller or either of the Companies; (ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under any Contract or Encumbrance to which Seller or either Company is a party or by which Seller or either Company is bound or affected; (iv) result in the creation or imposition of any Encumbrance against or upon the Shares or the assets of either of the Companies; or (v) require any consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, or give any Governmental Authority the right to terminate, modify or suspend any Governmental Permit listed on Schedule 4.7.

4.6     Litigation. Except as described on Schedule 4.6, (i) there is no Litigation pending or, to Seller’s knowledge, threatened against either Company, or (ii) any outstanding unsatisfied Judgments against either Company.

4.7     Compliance with Applicable Legal Requirements; Permits.

(a)     The ownership, leasing and use of the assets and properties of the Companies as they are currently owned, leased and used and the operation, closure, remediation and Reclamation of the Midas Mine as it currently is conducted by Operations do not violate in any material respect any Legal Requirements. Except as set forth on Schedule 4.13, neither Seller nor either of the Companies has received any written notice claiming any material violation by Operations of any Legal Requirement applicable to the Midas Mine or the operation, closure, remediation and Reclamation thereof, as it currently is and as it has in the past been conducted.

(b)     Attached Schedule 4.7 includes a description of all material Governmental Permits held by or for the benefit of, or material to the operations of, Operations, all of which are currently in full force and effect, and are valid under all applicable Legal Requirements according to their terms. There is no Litigation pending or, to Seller’s knowledge, threatened, to terminate, suspend or modify any such Governmental Permit, and Operations is in material compliance with the terms and conditions of all such Governmental Permits and with other applicable Legal Requirements relating to such Governmental Permits.

4.8     Financial Information. Attached Schedule 4.8 contains a trial balance of Operations as of July 31, 2013. The trial balance was prepared following Operations’ policies and procedures.

4.9     Liabilities. Except as described in the trial balance attached as Schedule 4.8 or as described on Schedule 4.9, as of the date of this Agreement the Companies have no liabilities that are required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except non-delinquent obligations for trade payables, and other obligations incurred in the ordinary course of business since the date of such balance sheets.

4.10     Tax Returns and Payments.

Except as described on Schedule 4.10:

(a)     All material Taxes required to be paid by each Company have been timely paid or caused to be paid through the date hereof and as of the Closing;

(b)     All material Taxes that the Companies were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and the Companies have complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any past or present shareholder, director, officer, agent, employee, independent contractor, creditor, or other third party;

(c)     Each Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all Income Tax Returns and other material Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns were complete and correct in all material respects as of the time of filing;

(d)     Each Affiliated Group has filed all Tax Returns that it was required to file for each taxable period during which either of the Companies was a member of such Affiliated Group and has paid all material Taxes shown as due thereon;

(e)     The Companies have paid to the State of Nevada the sum of $3,597,139 against their actual liability for Nevada State Net Proceeds of Minerals Taxes for 2013 and later periods;

(f)       Seller's estimate of the Companies' actual liability for the portion of 2013 for which Seller will be responsible under Section 6.4 is $1,600,000;

(g)     There are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to either Company;

(h)     No Tax liens, other than Permitted Encumbrances, have been filed against either Company;

(i)     No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against either Company by any Governmental Authority;

(j)     No claim has been made in writing within the last three years by any Governmental Authority in a jurisdiction in which either Company does not file Tax Returns that either Company is or may be subject to taxation by that jurisdiction;

(k)     Neither Company is or has been a member of any Affiliated Group other than a group for which NMC is the common parent corporation;

(l)     Operations has not ever been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502 -20(b) or Treasury Regulation Section 1.337(d) -2(b). Operations has not been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502 -36(b). Neither Company is or has been required to reduce any attributes under Treasury Regulation Section 1.1502 -36(d), or (iii) has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code;

(m)     Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date, or (vi) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law);

(n)     Neither Company has ever engaged in any “listed transaction” for purposes of Treasury Regulation Sections 1.6011 -4(b) or 301.6111 -2(b)(2) or any analogous provision of state, local or foreign law;

(o)     Each Company has disclosed on its U.S. federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(p)     Neither Company (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701, (iii) is or has ever been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is or has ever been a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(q)     Neither Company has any actual or potential liability under Treasury Regulations Section 1.1502 -6 (or any comparable or similar provision of federal, provincial, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any material Taxes of any Person other than the Companies or the group for which NMC is the common parent corporation;

(r)     Neither Company is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement other than such agreements which shall be terminated under Section 6.4(a);

(s)     Neither Company has distributed to their shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of such Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement; and

(t)     (i)     Holdings and Operations are currently and will continue to be until the Closing, members of an Affiliated Group for which NMC is the common parent, (ii) the members of such Affiliated Group own all of the issued and outstanding capital stock of Holdings and Operations, (iii) Holdings and Operations have been included in prior tax years, and will be included for the tax period ending on the Closing Date, in the U.S. federal consolidated income tax return filed by NMC as the common parent, and (iv) upon the completion of the Acquisition, NMC will be eligible to file an election under Section 338(h)(10) of the Code with respect to Holdings and Operations.

4.11     Material Contracts.

(a)     Except for Contracts described on Schedule 4.11 or other Schedules to this Agreement (collectively, including the Property Leases, but excluding the Contracts set forth on Schedule 3.1, the “Material Contracts”), neither Company is a party to any of the following: (i) leases or subleases of real property or personal property (whether as lessor or lessee); (ii) Contracts with consultants or independent contractors; (iii) Contracts other than those described in any other clause of this paragraph that are material to the ownership, operation, closure, remediation or Reclamation of the properties of Operations; or (iv) Contracts that would materially restrict the ability of either Company to conduct or compete with any line of business.

(b)     Seller has made available to Buyer true and correct copies of each of the Material Contracts, including all amendments and modifications thereof. Each of the Material Contracts is valid, in full force and effect (unless such Material Contract has terminated, expired or been cancelled in accordance with its terms), and enforceable in accordance with its terms against the parties thereto other than the Companies, and the Companies have fulfilled when due, or have taken all action necessary to enable them to fulfill when due, all of their respective obligations thereunder. Except as could not reasonably be expected to result in a Material Adverse Effect, there has not occurred any default (without regard to lapse of time, the giving of notice, the election of any Person other than the Companies, or any combination thereof) by the Companies nor, to the knowledge of Seller, has there occurred any default (without regard to lapse of time, the giving of notice, the election of the Companies, or any combination thereof) by any Person other than the Companies under any of the Material Contracts.

4.12     Title to Assets and Properties.

(a)     Holdings does not hold any interests in real property.

(b)     Schedule 4.12 includes a description of all (i) patented mining claims and other fee interests in real property, in each case held by Seller or Operations and forming part of the Midas Mine (collectively, the “Fee Properties”), (ii) unpatented mining claims, in each case held by Seller or Operations and forming part of the Midas Mine (collectively, the “Unpatented Claims,” and (iii) leasehold interests in real property, including fee interests and patented and unpatented mining claims), in each case held by Seller or Operations and forming part of the Midas Mine (collectively, the “Leasehold Interests”). The Fee Properties, the Unpatented Mining Claims and the Leasehold Interests are referred to collectively in this Agreement as the (“Properties”).

(c)     Operations has good and marketable title to the Fee Properties, subject only to Permitted Encumbrances.

(d)     To Seller’s knowledge: (i) subject to the paramount title of the United States of America (the “U.S.”), Operations is the sole owner of each of the Unpatented Mining Claims, (ii) each of the Unpatented Claims has been validly located, filed, recorded, and maintained in compliance with the past and current Legal Requirements of the U.S. and the State of Nevada; (iii) Operations has timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to the Unpatented Claims; (iv) the Unpatented Claims are subsisting mining claims, valid and in good standing under the Legal Requirements applicable thereto; and (v) Operations has performed assessment work upon the Unpatented Claims, or paid the applicable holding fees in lieu thereof that have become due and payable prior to the date of this Agreement, and has recorded and filed proof thereof, all of which work, recordings, and filings have been completed in accordance with the applicable Legal Requirements pertaining to assessment work.

(e)     Operations has valid leasehold interests in each of the Leasehold Interests pursuant to the leases (including any amendments or modifications thereof) described on attached Schedule 4.12 (the “Property Leases”).

(f)     Schedule 4.12 contains a complete and accurate list of all royalties, overriding royalties, net profit interests, payments on or out of production, and any other burdens, restrictions or other Encumbrances to which any of the Properties is subject.

(g)     Each Company owns (or, in the case of assets or properties that are leased, has valid leasehold interests in) its assets and properties, other than interests in real property (the “Movable Assets”, and together with the Properties, the “Assets”), free and clear of any Encumbrances (except for Permitted Encumbrances). Schedule 4.12 identifies, as of the date hereof, each Movable Asset that, to Seller’s knowledge, has a fair market value of at least $25,000. Except as disclosed at Schedule 4.12, the Assets constitute all of the real property and other tangible assets used in the Companies’ operations as currently conducted.

(h)     Schedule 4.12 includes a description of all water rights held by Operations (collectively, the “Water Rights”). Operations has good title to the Water Rights, subject only to Permitted Encumbrances.

(i)     All easements, rights of way and similar rights that are material to the Companies’ conduct of operations are identified at Schedule 4.12 and are valid and in full force and effect.

4.13     Environmental.

Except as described on Schedule 4.13:

(a)     Any disposals, releases, or threatened releases of reportable quantities of Regulated Substances on, from, or under the Properties, occurring during Operations’ possession of the Properties, have been reported on a timely basis to the applicable Governmental Authority in accordance with applicable Legal Requirements; there have occurred no such disposals, releases or threatened releases that are reportable to any Governmental Authority under any Legal Requirements within any period of time that has not yet expired; and there are no outstanding notices of violation or other administrative Litigation affecting the Properties or Operations in respect of any such disposals, releases or threatened releases;

(b)     Seller has no knowledge of the presence of, or of any disposals, releases, or threatened releases of reportable quantities of Regulated Substances on, from or under, the Properties which may have occurred prior to Operations taking possession of the Properties;

(c)     The Companies have all Governmental Permits required under Environmental Laws to operate and conduct their business as currently operated and conducted;

(d)     Neither of the Companies (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Governmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Regulated Substances and, to the knowledge of the Seller, no investigation, litigation or other proceedings is pending or threatened with respect thereto, or (ii) is contractually obligated as an indemnitor in connection with any threatened or asserted claim by any third party, indemnitee for any liability under any Environmental Law or relating to any Regulated Substances;

(e)     None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of Seller, proposed for listing on the “National Properties List” or the Comprehensive Environmental Response, Compensation and Liability Information System under CERCLA, or any similar state or foreign list of sites requiring investigation or cleanup;

(f)     To Seller’s knowledge, there are no rare or endangered species or any other species that is considered extinct, endangered, rare or at risk or any habitat of any such species present at the Midas Mine or any other of the assets of the Companies or any property currently used or occupied by or under the charge, management or control of the Companies; and

(g)     True and complete copies of all material environmental data and studies (including the results of any environmental audit assessment or environmental management system) relating to the Companies have been delivered or made available to the Buyer.

4.14     Surety Arrangements. Schedule 4.14 describes all Surety Arrangements maintained by either Company, Seller or any Affiliate of Seller with respect to the operation, closure, Reclamation or remediation of the Midas Mine (collectively, “Seller Surety Arrangements”). The Governmental Authorities have not called on the Seller Surety Arrangements.

4.15     Employee Matters.

(a)     Neither of the Companies has or has had any employees. All employees that provide services for Operations in connection with the Mine are employees of Seller (the “Midas Mine Employees”). Neither Seller nor either of the Companies is a party to, or bound by, any collective bargaining agreements relating to the Midas Mine Employees. There are no existing or, to Seller’s knowledge, threatened, labor disputes, representation questions or union organizing activities with respect to the Midas Mine Employees, or any previous employees of the Seller who provided services to Operations in connection with the Midas Mine (the “Former Employees”).

(b)     Since July 31, 2013, no payments have been made or arranged by or on behalf the Companies to or for the benefit of any of the Companies’ respective directors, officers, shareholders or employees other than in the ordinary course of business.

4.16     Affiliate Contracts. Except as described on attached Schedule 4.16, neither Company is a party to any Contract with Seller or any other Affiliate of Seller.

4.17     Insurance. Schedule 4.17 sets out true, accurate and complete particulars of all insurance policies in force as at the date hereof that are maintained by Seller or its Affiliates with respect to the Companies’ operations, specifying in each case, the name of the insurer, the name(s) of the insured, the risks insured against, the amount of the coverage, the amount of the deductible, the policy number, and any pending claims under the policy.

4.18     Corporate Records. Seller has made available to Buyer the minute books of each of the Companies and all corporate records, proceedings and actions for each of the Companies that are in its possession.

4.19     Money Laundering. The operations of the Companies have been conducted in compliance in all material respects with financial record-keeping and reporting requirements of applicable laws relating to money laundering, and the Companies have instituted and maintain policies and procedures designed to ensure continued compliance with such laws.

4.20     Corrupt Practices. Neither of the Companies nor, to the Seller’s Knowledge, any of their respective officers, directors, employees, advisors or agents, has made any payment, directly or indirectly, on behalf of or to the benefit of either of the Companies, in violation of any applicable laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (U.S.), and the Companies have instituted and maintain policies and procedures designed to ensure continued compliance with such laws.

4.21     Absence of Certain Changes or Events. Since July 31, 2013, except for the transactions contemplated by this Agreement:

(a)     the Companies have conducted their business only in the ordinary course of business consistent with past practice;

(b)     no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Companies, taken as a whole, has been incurred other than in the ordinary course of business consistent with past practice; and

(c)     to Seller’s knowledge, there has not been any Material Adverse Effect.

4.22     Intellectual Property. Except as described on Schedule 4.22, (a) each Company owns or is licensed or otherwise has the right to use all intellectual property that is used in the operation of its business without conflict with the rights of any other Person and (b) neither Company has received any notice of any claim of infringement or similar claim or proceeding relating to any of the intellectual property which could reasonably be expected to have a Material Adverse Effect and no present or former employee of either of the Companies or of the Seller Affiliated Group and no other Person owns or claims to own or has or claims to have any interest, direct or indirect, in whole or in part, in any of the intellectual property of either such Company that could reasonably be expected to have a Material Adverse Effect.

4.23     Investment Representations. The Warrants being acquired by Seller are for investment only and not with a view of any distribution thereof. Seller understands that the Warrants and underlying securities have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable U.S. state securities laws or unless an exemption from registration becomes or is available. Seller will not distribute any Warrants or underlying securities in violation of the Securities Act or the applicable securities laws of any U.S. state. Seller is on the date hereof an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).

ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES

Each of Buyer and Buyer Guarantor represents and warrants to Seller as follows:

5.1     Organization and Qualification. (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry out its obligations under this Agreement; and (b) Buyer Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of the province of British Columbia and has all requisite power and authority to carry out its obligations under this Agreement.

5.2     Authority. (a) Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms; and (b) Buyer Guarantor has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Buyer Guarantor have been duly and validly authorized by all necessary action on the part of Buyer Guarantor. This Agreement has been duly and validly executed and delivered by Buyer Guarantor, and is the valid and binding obligation of Buyer Guarantor, enforceable against Buyer Guarantor in accordance with its terms.

5.3     No Conflict; Required Consents. The execution, delivery, and performance by each of Buyer and Buyer Guarantor of this Agreement do not and will not: (i) conflict with or violate any provision of the charter or bylaws of Buyer or Buyer Guarantor; (ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under or permit the acceleration of the performance required by, any Contract or Encumbrance to which Buyer or Buyer Guarantor is a party or by which Buyer or Buyer Guarantor or their respective assets or properties are bound or affected; or (iv) require any consent, approval or authorization of any Governmental Authority or other Person, other than the approval of the TSX in connection with the issuance of the Warrants and the listing of the Klondex Shares underlying such Warrants.

5.4     Investment Representations; Independent Investigation. The Shares being acquired by Buyer are for investment only and not with a view of any distribution thereof. Buyer understands that the Shares have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable U.S. state securities laws or unless an exemption from registration becomes or is available. Buyer will not distribute any Shares in violation of the Securities Act or the applicable securities laws of any U.S. state. Buyer (i) is familiar with the Companies, their assets and operations, (ii) has been given the opportunity to ask questions of representatives of Seller and the Companies and to obtain (and has received to Buyer’s satisfaction) such information about the Companies, their assets and operations, as Buyer has reasonably requested, and (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Shares. In formulating a decision to enter into this Agreement, (x) Buyer has relied solely upon an independent investigation of the Companies and upon consultations with Buyer’s legal and financial advisors with respect to this Agreement and the nature of this investment and (y) no reliance was placed by Buyer upon any representations or warranties other than those of Seller stated in Article IV of this Agreement.

ARTICLE VI
COVENANTS

6.1     Interim Period Covenants. (a) Except as Buyer otherwise may consent in writing (which consent Buyer shall not unreasonably withhold), or as otherwise contemplated in connection with or associated with the transactions contemplated by this Agreement, between the date of this Agreement and Closing, Seller shall cause the Companies to:

(i)     operate in the usual, regular, and ordinary course and in accordance with past practices and applicable Legal Requirements and Governmental Permits and use commercially reasonable efforts to: (x) preserve their current business organization; (y) keep available the services of employees whose performance and conduct meets the Companies’ normal requirements; and (z) preserve beneficial business relationships with all suppliers, and others having business dealings with the Companies;

(ii)     maintain their assets and properties in their condition as of the date of this Agreement, ordinary wear excepted; and

(iii)     (x) provide to Buyer, and its counsel, accountants, and other representatives, during normal business hours and after reasonable advance notice, reasonable access to the assets, properties, books and records of the Companies and, to the extent relevant to the business and operations of the Companies, of the Seller (including access to any working papers, trial balances and similar materials relating to the Preliminary Statement prepared by Seller’s accountants); and (y) furnish or make available to Buyer and such representatives all such additional documents (certified by officers of the Companies, if requested), financial information, and other information relating to the Companies’ and their operations as Buyer may from time to time reasonably request; provided, however, that Buyer shall exercise such right of access in such a manner as not to interfere unnecessarily with the operations of the Companies.

(b)     Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Buyer (which consent Buyer shall not unreasonably withhold):

(i)     sell, dispose, mortgage, pledge, grant a security interest in, grant a license to or otherwise encumber any of the Assets, except in the ordinary course of business consistent with past practice, such as sales of inventory and obsolete equipment in the ordinary course and in amounts which, individually and in the aggregate, are not material to the financial condition or the business or operations of the Companies;

(ii)     enter into any lease or other Contract relating to the business or operations of the Companies that is not in the ordinary course of business and that would, if existing on the date hereof, constitute a Material Contract hereunder;

(iii)     terminate or cancel (other than the termination, expiration or cancellation of a Material Contract in accordance with its terms), modify or amend in any material respect or take or fail to take any action which would entitle any party to any Material Contract to terminate or cancel (other than the termination, expiration or cancellation of a Material Contract in accordance with its terms), modify or amend any Material Contract;

(iv)     amend or otherwise alter (or propose any amendment or alteration to) the governing documents of either of the Companies;

(v)     permit either of the Companies to create, issue, sell, deliver, pledge or otherwise encumber any securities or interest in the capital of either of the Companies or any securities or instruments convertible or exercisable for any such securities or interest, or declare or pay any dividend or make any other distribution of any of either Company’s assets to its securityholders;

(vi)     permit either of the Companies to become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction;

(vii)     permit either of the Companies to incur any indebtedness for borrowed money (except for intercompany indebtedness between the Companies) other than in the ordinary course or guarantee any indebtedness of another Person (other than the other Company) or make any loans, advances, or capital contributions to, or investments in, any other Person;

(viii)     permit either of the Companies to settle any Litigation to which it is a party other than settlements with respect to, or payments of, penalties under citations issued by the Mine Safety and Health Administration of the U.S. Department of Labor; or

(ix)     encourage or solicit any offers or proposals for, initiate discussions or engage in negotiations with, agree, commit, or enter into any understanding to take any of the forgoing actions or enter into any arrangement having the economic effect of any of the foregoing actions.

(c)    None of Seller or any of its Affiliates or their respective representatives shall solicit, encourage, or enter into any letter of intent, contract or other agreement with any Person (other than Buyer) concerning any offers to purchase, directly or indirectly, shares or all or substantially all of the assets of either of the Companies including any joint venture or royalty transaction or similar arrangement, and none of Seller or any of its Affiliates or their respective representatives will initiate or participate in any discussions or negotiations with any Person (other than Buyer) with respect to any such transactions or similar transactions, during the period commencing on the date hereof and ending on the termination of this Agreement.

(d)     Buyer and Seller agree that subject to applicable Legal Requirements, each shall provide the other prompt notice in writing of:

(i)     any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(ii)     any material notice or communication from any Governmental Authority in connection with the transactions contemplated hereby;

(iii)    any material Litigation commenced or threatened against it which could reasonably be expected to have a Material Adverse Effect or impede or delay the consummation of the transactions contemplated hereby; and

(iv)    any failure by it to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied under this Agreement; provided that the giving of any such notice shall not in any way change or modify the representations and warranties of Buyer or Seller, or any covenants or conditions in favor of the Buyer or Seller, contained in this Agreement or otherwise affect the remedies available to the Buyer and Seller under this Agreement.

6.2     Confidentiality.

(a)     Prior to Closing, any non-public information that Buyer may obtain from Seller in connection with this Agreement with respect to Seller shall be deemed confidential, and Buyer shall not disclose any such information to any third party (other than its directors, officers and employees, and representatives of its advisers and lenders or other investors whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information for any commercial purpose; provided, however, that (i) Buyer may use and disclose any such information once it has been publicly disclosed (other than by Buyer in breach of its obligations under this Section) or which rightfully has come into the possession of Buyer (other than from Seller); (ii) Buyer may disclose such information to its officers, directors, agents, employees, advisors and lenders as necessary in connection with the transactions contemplated in this Agreement; and (iii) to the extent that Buyer may be required or may become compelled by Legal Requirements to disclose any of such information, Buyer may disclose such information if it shall have used all commercially reasonable efforts, and shall have afforded Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

(b)     Any non-public information that Seller shall obtain from Buyer in connection with this Agreement with respect to Buyer shall be deemed confidential, and Seller shall not disclose such information to any third party or use such information for any commercial purpose; provided, however, that (i) Seller may use and disclose any such information once it has been publicly disclosed (other than by Seller in breach of its obligations under this Section) or which rightfully has come into the possession of Seller (other than from Buyer); (ii) Seller may disclose such information to its officers, directors, agents, employees, representatives, advisors and lenders as necessary in connection with the transactions contemplated in this Agreement; and (iii) to the extent that Seller may be required or may become compelled by Legal Requirements to disclose any of such information, Seller may disclose such information if it shall have used all commercially reasonable efforts, and shall have afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

(c)     Except as required by applicable Legal Requirements, neither Seller nor Buyer shall make any press release or public announcement or statement without the prior written consent and approval of the other. Subject to applicable Legal Requirements, Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements or statements, and any oral or written statements to Seller’s employees concerning this Agreement and the transactions contemplated hereby.

(d)     This Section does not supersede the confidentiality letter agreement dated February 27, 2013 between Seller and Buyer (the “Existing NDA”), which shall remain in full force and effect until Closing or, if Closing does not occur, in accordance with its terms.

6.3     Third Party Consents; Permits.

(a)     Seller and Buyer each shall exercise commercially reasonable efforts to obtain all consents and approvals of Governmental Authorities and other Persons required for consummation of the transactions contemplated by this Agreement.

(b)     Without limiting the generality of paragraph (a) of this Section 6.3, prior to and following Closing, Seller and Buyer each shall, and shall each cause its respective Affiliates to, exercise commercially reasonable efforts to (i) promptly obtain all consents and approvals required in connection with the consummation of the transactions contemplated by this Agreement under the Governmental Permits identified on Schedule 4.5, including, in the case of any such Governmental Permit held by an Affiliate of Seller other than the Companies, consent to the transfer of such Governmental Permit to Buyer, Operations or such other Affiliate of Buyer as may be designated by Buyer, and (ii) permit Buyer, Operations or such other Affiliate of Buyer as may be designated by Buyer to operate under each Governmental Permit described in clause (i) until such consent or approval has been obtained in respect of such Governmental Permit.

6.4     Tax Matters.

(a)     Seller shall cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Companies to be terminated effective as of the Closing Date, to the extent that any such agreement or arrangement relates to the Companies, and after the Closing Date the Companies shall have no obligation under any such agreement or arrangement for any past, present or future period. To the extent that, prior to Closing, the Companies are part of an Affiliated Group for purposes of any Income Tax, Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns related to such Income Taxes with the appropriate Governmental Authorities relating to the Companies for periods ending on or prior to the Closing Date and shall pay all Income Taxes due with respect to such Tax Returns. To the extent permitted under applicable Tax law, Seller shall include the income of the Companies (including any deferred items triggered into income by Treasury Regulation Section 1.1502 -13 and any excess loss account taken into income by Treasury Regulation Section 1.1502 -19 or comparable provisions of state and local income Tax regulations) on Seller’s Tax Returns for all periods through the Closing Date and pay any federal, state, and local and non-U.S. income Taxes attributable to such income. To the extent permitted by law and otherwise necessary, the income of the Companies shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Companies as of the end of the Closing Date. At Seller’s request, each of the Companies shall join with Seller in making any election with respect to any Tax Return for an Affiliated Group of which the Companies were a member prior to Closing, if the making of such election does not adversely affect Buyer (or either of the Companies) for any period ending after the Closing Date.

(b)     In addition, Seller shall prepare and cause to be filed all other Tax Returns of the Companies for Pre-Closing Tax Periods, in accordance with the past practices of the Companies in preparing Tax Returns, except where such practice is not consistent with applicable Legal Requirements. At the reasonable request of Seller, Buyer shall execute or cause the Companies to execute any Tax Return prepared in accordance with this Section 6.4(b)as revised under the procedures set forth in Section 6.4(e) .

(c)     Buyer shall prepare or cause to be prepared and timely filed or cause to be filed all Tax Returns of the Companies for Pre-Closing Tax Periods that are due after the Closing Date and for Straddle Periods other than Tax Returns described in Sections 6.4(a)and (b) (“Buyer Tax Returns”). Buyer Tax Returns shall be prepared in accordance with past practices of the Companies, except where such practice is not consistent with applicable Legal Requirements. Seller shall reimburse Buyer for an amount equal to the portion of unpaid Taxes that are due with a Buyer Tax Return to the extent that such Taxes are allocable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date (determined in accordance with Section 6.4(d)), within ten (10) days of Buyer’s providing proof, reasonably acceptable to Seller, of such liability, except to the extent that such Taxes were reflected in adjustments to the Purchase Price pursuant to Section 2.3.

(d)     Except as otherwise provided in Section 3.5, for purposes of this Agreement, Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall be (A) in the case of any Taxes other than Income Taxes, Nevada State Net Proceeds of Mineral Taxes and Taxes based on receipts or sales or that are otherwise transactionally based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Taxable period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Income Taxes, Nevada State Net Proceeds of Mineral Taxes and Taxes based on receipts or sale or that are otherwise transactionally based, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period; provided, however, that any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date and provided further that all determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Companies, except where such practice is not consistent with applicable Legal Requirements. Notwithstanding the foregoing, any penalty, interest, or addition to Tax shall be allocated to the Party that bears the liability for the Tax to which such penalty, interest, or addition to Tax relates, regardless of when such penalty, interest, or addition to Tax is assessed.

(e)     Buyer shall provide Seller, and Seller shall provide Buyer, with copies of any Tax Returns to be filed by Buyer or Seller, as applicable, pursuant to Section 6.4(b)or 6.4(c) at least twenty days prior to the due date thereof (giving effect to any extensions thereto) (or, in the case of any Tax Return due less than twenty days after the Closing Date, at least ten days prior to the due date thereof). Seller or Buyer, as applicable, shall have the right to review such Tax Returns prior to the filing of such Tax Returns. If Seller or Buyer, as applicable, disputes any amounts shown to be due on such Tax Returns, Seller and Buyer shall consult and resolve in good faith any issues arising as a result of the review of such Tax Returns. If the Parties are unable to resolve any dispute prior to the due date of the Tax Return, such dispute shall be resolved by the Accounting Firm, which shall resolve any issue in dispute as promptly as practicable. If the Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Tax Return in question, (i) such Tax Return shall be filed without such determination having been made and (ii) Seller shall pay to Buyer, not later than three days after the due date (including any extensions thereof) for the payment of Taxes with respect to such Tax Return, an amount determined by Seller as the proper amount chargeable to Seller pursuant to this Section 6.4 (subject to Section 3.5, in the case of any such dispute relating to Nevada State Net Proceeds of Minerals Taxes). Upon the Accounting Firm’s delivery of its determination to Buyer and Seller, appropriate adjustments shall be made to the amount paid by Seller in accordance with the immediately preceding sentence in order to reflect the Accounting Firm’s determination. The fees, costs and expenses of the Accounting Firm shall be shared equally by Seller and Buyer, unless either Seller or Buyer prevails on all material issues, in which case such fees, costs and expenses shall be paid by the non-prevailing Party. The determination by the Accounting Firm shall be final, conclusive and binding on the Parties.

(f)     Seller shall pay and indemnify Buyer and the Companies for the following Taxes (and all other related costs and damages), but without duplication of any liabilities that are taken into account as an adjustment to the Purchase Price under Section 2.3(a):

(i)     all Taxes of the Companies for (A) any Pre-Closing Tax Periods or (B) the portion of any Straddle Period ending on the Closing Date, including the ultimate liability for Taxes resulting from the assessment by the Nevada Department of Taxation in a Deficiency Notice dated October 16, 2013;

(ii)     all income Taxes that the Companies are liable for (including under Treasury Regulation Section 1.1502 -6 or any similar provision of state, local, or foreign applicable law) as a result of being a member of (or leaving) an affiliated, consolidated, combined, or unitary Tax group on or before the Closing Date;

(iii)    all Taxes resulting from or related to the transactions described in Sections 3.1, 3.2, 3.3 and 3.4 of this Agreement; and

(iv)    all Taxes resulting from a breach of a representation in Section 4.10 or a breach of a covenant of Seller contained in this Section 6.4.

(g)     On or before the Closing Date, Seller shall provide Buyer with all Tax books and records (including, without limitation, Tax Returns) of the Companies, which may be provided in Excel or other usable electronic format. Seller and Buyer shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention (in accordance with such Party’s practices for such records) and (upon the other Party’s request) the provision of records and information which are reasonably relevant to such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees (i) to retain all books and records with respect to all material Tax matters pertinent to either Company relating to any Tax period beginning before the Closing Date until ninety days after the expiration of the statute of limitations (and any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to take possession of such books and records. Seller and Buyer agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). To the extent permitted by applicable law, Seller and Buyer shall cause any Tax period to end on the Closing Date.

(h)     Buyer shall notify Seller in writing upon receipt by either Company of a written notice of any pending or threatened Tax audit, assessment, litigation or other proceeding if such audit, assessment, litigation or other proceeding is reasonably likely to result in an obligation of Seller under applicable law or under this Agreement (“Tax Claim”). The failure to provide such notice, however, shall not create any Buyer liability, except to the extent that Seller is actually and materially prejudiced by such failure. Seller shall have the right, at its own expense, to elect in writing, within ten days of receiving such notice, to control any Tax Claim with respect to any Pre-Closing Tax Period (“Seller Tax Claim”). Buyer shall have the right, at Buyer’s expense, to participate in (but not control) any Seller Tax Claim. If Seller elects to assume the defense of a Seller Tax Claim, Seller shall (x) keep Buyer reasonably informed of all material developments and events relating to such Seller Tax Claim (including promptly forwarding copies to Buyer of any related correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence before Seller sends such correspondence to any Governmental Authority), (y) consult with Buyer in connection with the defense or prosecution of such Seller Tax Claim and (z) provide such cooperation and information as Buyer shall reasonably request. Seller shall not settle any Seller Tax Claim without the prior written consent of Buyer (such consent, not to be unreasonably withheld, conditioned, or delayed); provided, however, that Buyer shall not be required to consent to any proposed settlement which may have an adverse Tax consequence on the Buyer or either Company during any Tax period which is not a Pre-Closing Tax Period.

(i)     Buyer shall control any Tax Claims that (i) are Seller Tax Claims that Seller does not timely elect to control pursuant to Section 6.4(h), or (ii) are not Seller Tax Claims, including for the avoidance of doubt, any Tax Claims involving a Straddle Period (any such Tax Claim, a “Buyer Tax Claim”). Seller shall have the right, at Seller’s expense, to participate in (but not control) any Buyer Tax Claim. Buyer shall not settle, or allow to be settled any Buyer Tax Claim without the prior written consent of Seller (such consent, not to be unreasonably withheld, conditioned, or delayed). Buyer shall (x) keep Seller informed of all material developments and events relating to a Buyer Tax Claim (including promptly forwarding copies to Seller of any related correspondence and shall provide Seller with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Governmental Authority), (y) consult with Seller in connection with the defense or prosecution of any such Buyer Tax Claim, and (z) provide such cooperation and information as Seller shall reasonably request.

(j)     Notwithstanding anything in this Agreement to the contrary, in case of any conflict between this Section 6.4 and Article X with respect to any Tax Claim, this Section 6.4 shall govern with respect to such Tax Claim.

(k)     Notwithstanding anything to the contrary in the foregoing provisions of this Section 6.4, Buyer shall not cause or allow the Companies or any other Person to initiate any claim for refund or file any amended Tax Returns for Pre-Closing Tax Periods or for Straddle Periods that could reasonably be expected to adversely affect Seller without Seller’s prior written consent, which shall not be unreasonably conditioned, delayed or withheld. Any refunds of Taxes for Pre-Closing Tax Periods or attributable to the pre-Closing portion of any Straddle Period shall be paid to Seller when received. At the request of Seller, and with the agreement of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Buyer shall file request for refunds of Taxes for a Pre-Closing Tax Periods or for a Straddle Period. All reasonable third-party costs and expenses incurred by Buyer or the Companies with respect to any such request for refund shall be promptly paid by Seller.

(l)     Buyer agrees to indemnify Seller and its Affiliates for any additional Taxes owed by Seller or its Affiliates resulting from any transaction outside the ordinary course of business engaged in by Buyer or the Companies occurring on the Closing Date and after the Buyer’s purchase of the Shares, and any such transaction shall be reported on Buyer’s federal Income Tax Return under Treasury Regulation Section 1.1502 -76(b)(1)(ii)(B) to the extent permitted under applicable Legal Requirements.

(m)     Section 338(h)(10) Election.

(i)     Buyer shall notify Seller by the later of (x) March 31, 2014 or (y) Closing, of its intention to make or not to make an election solely by Buyer under Section 338(h)(10) of the Code and Section 1.338(h)(10) -1 of the Treasury Regulations promulgated thereunder and any comparable elections available under state or local Tax law in respect of both of the Companies (the “Elections”), and if Buyer makes such Elections Seller shall cause NMC (and its Affiliates as applicable) to join with Buyer in timely making the Elections and in taking all legally required steps to effectuate the same. Buyer shall, with the assistance and cooperation of Seller, prepare all Internal Revenue Service Forms 8023 and 8883 and any similar state or local forms (together with any schedules or attachments thereto) that are required by Section 338(h)(10) of the Code and the underlying Treasury Regulations (or any comparable applicable provision of state or local law) (collectively, the “Section 338 Forms”) in accordance with applicable Tax laws. Subject to the provisions of Section 6.4(m)(ii), Buyer shall deliver the Section 338 Forms to Seller at least sixty (60) days prior to the due date of filing and Seller shall deliver to Buyer completed Section 338 Forms signed by NMC, as required under Section 338(h)(10) of the Code and analogous provisions of state or local law, at least thirty (30) days prior to the due date of filing. Seller (and NMC and its Affiliates) and Buyer shall each adopt and abide by the Section 338 Forms for purposes of all income Tax Returns filed by them and shall not take any position inconsistent therewith in connection with any examination of any such Tax Return, any refund claim, or any Tax proceeding, except as otherwise required by a final determination of a Governmental Authority. In the event that the Elections or Purchase Price Allocation described in this Section 6.4(m) is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult and cooperate with each other concerning resolution of the dispute.

(ii)     No later than one hundred fifty (150) days after the Closing Date, Buyer shall prepare and deliver to Seller for its review, comment and consent (such consent not to be unreasonably withheld) a statement (together with all supporting documentation) setting forth the allocation of the sum of the Purchase Price, plus any related assumed liabilities, plus any other amounts as required by applicable Tax law among the assets of the Companies, which allocation shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury Regulations (the “Purchase Price Allocation”). Seller shall notify Buyer in writing within fifteen (15) days after receipt of the Purchase Price Allocation of any disagreement or reasonable objections Seller may have with the Purchase Price Allocation, in which case Buyer and Seller shall use their reasonable best efforts to reach agreement thereon. In the event Buyer and Seller fail to so agree within fifteen (15) days after Seller’s notice of disagreement has been delivered, then Buyer and Seller shall promptly engage an Accounting Firm in accordance with the procedures described in Section 2.4(c), to be applied mutatis mutandis, to resolve the dispute within thirty (30) days of the engagement and resolution shall be final and binding on the parties as described in Section 2.4(c) . The Purchaser Price Allocation finally determined pursuant to this Section 6.4(m) shall be used by Seller (and NMC and its Affiliates) and Buyer for all purposes, including preparation and filing of the Section 338 Forms and any other domestic or any foreign income Tax Returns with respect to the Acquisition, and Seller (and NMC and its Affiliates) and Buyer shall not take or assert any position inconsistent therewith, except as otherwise required by a final determination of a Governmental Authority. Any subsequent adjustments to Purchase Price required pursuant to the Agreement shall also be allocated in accordance with the Purchase Price Allocation finally determined pursuant to this Section 6.4(m)(ii) .

(iii)     Except as otherwise set forth in this Section 6.4(m), none of the Companies, Buyer, or any of their respective Affiliates shall file an election under Section 338 of the Code (or any similar or corresponding provision of state, local or foreign Law) with respect to the transactions contemplated under this Agreement. Seller shall cause NMC and its Affiliates to cooperate with the filing of the Elections and to comply with the terms of this Section 6.4(m) in the same manner as if NMC and its Affiliates were parties to this Agreement.

(iv)     Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.4 shall survive for the full period of all applicable statues of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.

6.5     Employees.

(a)     Buyer intends to operate the Midas Mine and related ore milling facility from and after Closing.

(b)     Prior to the Closing Date, Buyer shall offer employment to no less than sixty-seven of the active Midas Mine Employees as of the Closing Date (the “Transitioned Employees”) for employment with Buyer to begin the day following the Closing Date. Such individual offers of employment to Transitioned Employees shall include a commitment by Buyer to provide severance payments to Transitioned Employees in the amounts of six weeks of base salary for hourly Transitioned Employees, or eight weeks of base salary to salaried Transitioned Employees, if Buyer terminates the employment of any Transitioned Employee for job elimination, plant abandonment or reduction in force, within six months of the Closing Date. Between the date of this Agreement and Closing, Buyer and Seller shall reasonably cooperate to allow for sufficient levels of access to the active Midas Mine Employees to permit Buyer to conduct interviews and take such other actions as may be reasonably required to make the offers of employment contemplated in this Section 6.5(b), provided that such access and actions do not unreasonably interfere with the operations of the Midas Mine.

(c)     Seller shall pay all Midas Mine Employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for periods prior to Closing. All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Seller or arising under any Legal Requirement affecting any of the Midas Mine Employees and Former Employees incurred before Closing, or resulting or arising from events or occurrences occurring or commencing prior to Closing, including settlements with respect to, or payments of, penalties under citations issued by the Mine Safety and Health Administration of the U.S. Department of Labor, shall remain the responsibility of Seller.

(d)     Seller shall be responsible for discharging all obligations in respect of employees under the Workers Adjustment and Retraining Notification Act (together with any similar state or local Law, the “WARN Act”) for the notification of any “employment loss” within the meaning of the WARN Act which occurs on or prior to the Closing Date. Buyer shall be responsible for discharging all obligations in respect of the Transitioned Employees under the WARN Act for the notification of any “employment loss” with the meaning of the WARN Act which occurs after the Closing Date.

6.6     Retention of Records. Each Party shall retain all books and records relating to matters that are the subject of indemnification pursuant to Article X for a period of five years following the Closing Date and give to the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if such other Party so requests, allow it to take possession of such books and records.

6.7     Surety Arrangements.

(a)     Buyer shall exercise its reasonable best efforts to arrange for and substitute Surety Arrangements prior to Closing for each of the Seller Surety Arrangements in form and amount acceptable to each of the Governmental Authorities that hold or are benefitted by the Seller Surety Arrangements (the “Buyer Surety Arrangements”).

(b)     As expeditiously as possible following Closing, Buyer shall take all actions necessary to implement the Buyer Surety Arrangements to replace any then remaining Seller Surety Arrangements and obtain the final release and return to Seller of the Seller Surety Arrangements.

(c)     The Reclamation Liability Amount deposited in escrow as required by Section 2.2(b) of this Agreement may only be released from escrow upon joint written instructions from Buyer and Seller to the Escrow Agent, and only for the purpose of implementing the Buyer Surety Arrangements, in accordance with the following:

(i)     from time to time at the request of Buyer, Seller will sign a joint direction directing the Escrow Agent to release dollar amounts of the Reclamation Liability Amount as required by Buyer to support the Buyer Surety Arrangements being put in place to replace Seller Surety Arrangements. Buyer Surety Arrangements may be implemented over time and from time to time and Buyer and Seller will jointly direct Escrow Agent to release such dollar amount of the Reclamation Liability Amount as is required by Buyer to support the Buyer Surety Arrangements being replaced to such Person as the Buyer directs, including the provider of the applicable Surety Arrangements, in implementing the particular Buyer Surety Arrangements. For certainty, it is expected by Buyer and Seller that Buyer will use the Reclamation Liability Amount to be drawn from escrow to support the implementation of the Buyer Surety Arrangements so that Buyer will not be required to bridge finance the Buyer Surety Arrangements;

(ii)     Buyer will seek the release of individual Seller Surety Arrangements as they are replaced, however, Seller acknowledges that all of the Seller Surety Arrangements may not be released by Governmental Authorities until such time as all of the Buyer Surety Arrangements are in place;

(iii)     if any amount of the Reclamation Liability Amount remains after the release of the Seller Surety Arrangements, such amount shall be paid to Buyer, and the Purchase Price shall be downward adjusted on a dollar for dollar basis by the remaining amount;

(iv)     if more than the Reclamation Liability Amount is required to obtain the release of the Seller Surety Arrangements, such amount shall be funded by Buyer and the Purchase Price shall be upward adjusted on a dollar for dollar basis by the additional amount; and

(v)     if prior to the release to Buyer of all the Reclamation Liability Amount, all or any of the Seller Surety Arrangements are called upon by applicable Governmental Authorities prior to being replaced with Buyer Surety Arrangements, then promptly upon receiving notice thereof, Seller shall notify Buyer, and Buyer and Seller will cooperate in dealing with the applicable Governmental Authorities, and Buyer and Seller shall jointly direct the Escrow Agent to pay Seller from escrow an amount of the Reclamation Liability Amount equal to the amount paid under the Seller Surety Arrangements that were called, thereby reducing the amount of the Reclamation Liability Amount available to Buyer for Buyer Surety Arrangements or as residual. Seller and Buyer will make adjusting payments between them when the final amount owing to the applicable Governmental Authorities is determined.

(d)     All interest earned on the Reclamation Liability Amount while in escrow accrues to the Buyer and unless otherwise Buyer advises Seller in writing, shall be paid to Buyer on a monthly basis commencing on March 31, 2014 (unless prior to such day the last of the Reclamation Liability Amount held in escrow is released by the Escrow Agent), and on the day that the last of the Reclamation Liability Amount held in escrow is released by the Escrow Agent. Seller and Buyer shall jointly direct the Escrow Agent in accordance with this paragraph.

(e)     If the Seller Surety Arrangements have not been finally released and returned in full by the first anniversary of Closing, then the remaining Reclamation Liability Amount held in escrow shall be released to Seller in accordance with the terms of the Escrow Agreement, and upon Seller’s receipt of such amount, shall thereafter be released by Seller in accordance with the following:

(i)     from time to time at the request of Buyer, Seller will release dollar amounts of the Reclamation Liability Amount as required by Buyer to support the Buyer Surety Arrangements being put in place to replace Seller Surety Arrangements. Buyer Surety Arrangements may be implemented over time and from time to time and Seller will release such dollar amount of the Reclamation Liability Amount as is required by Buyer to support the Buyer Surety Arrangements being replaced to such Person as the Buyer directs, including the provider of the applicable Surety Arrangements, in implementing the particular Buyer Surety Arrangements. For certainty, it is expected by Buyer and Seller that Buyer will use the Reclamation Liability Amount to support the implementation of the Buyer Surety Arrangements so that Buyer will not be required to bridge finance the Buyer Surety Arrangements;

(ii)     Buyer will seek the release of individual Seller Surety Arrangements as they are replaced, however, Seller acknowledges that all of the Seller Surety Arrangements may not be released by Governmental Authorities until such time as all of the Buyer Surety Arrangements are in place;

(iii)     if any amount of the Reclamation Liability Amount remains after the release of the Seller Surety Arrangements, such amount shall be paid to Buyer, and the Purchase Price shall be downward adjusted on a dollar for dollar basis by the remaining amount;

(iv)     if more than the Reclamation Liability Amount is required to obtain the release of the Seller Surety Arrangements, such amount shall be funded by Buyer and the Purchase Price shall be upward adjusted on a dollar for dollar basis by the additional amount; and

(v)     if prior to the release to Buyer of all the Reclamation Liability Amount, all or any of the Seller Surety Arrangements are called upon by applicable Governmental Authorities prior to being replaced with Buyer Surety Arrangements, then promptly upon receiving notice thereof, Seller shall notify Buyer, and Buyer and Seller will cooperate in dealing with the applicable Governmental Authorities, and the amount of the Reclamation Liability Amount available to Buyer for Buyer Surety Arrangements or as residual will be reduced by the amount of Seller Surety Arrangements drawn. Seller and Buyer will make adjusting payments between them when the final amount owing to the applicable Governmental Authorities is determined.

(f)     Buyer acknowledges and agrees that it shall not be entitled to any interest or other income in respect of any Reclamation Liability Amount released to and held by Seller pursuant to paragraph (e) of this Section 6.7.

6.8     Financial Statement Matters. Following the execution and delivery of this Agreement, Seller shall (a) reasonably cooperate with Buyer to facilitate audits of the combined financial statements of the Companies consisting of the combined balance sheets of the Companies as of December 31, 2012 and 2011 and related combined statements of income and cash flows for the years then ended; and (b) prepare unaudited financial statements of the Companies (without footnotes) consisting of the combined balance sheets of the Companies as of September 30, 2013 and 2012 and related combined statements of income and cash flows for the nine month periods then ended. The audit of the financial statements contemplated in clause (a) of the immediately preceding sentence shall be performed pursuant to an engagement letter among Buyer, Seller and an auditor reasonably acceptable to Buyer and Seller. The costs and expenses incurred by the auditor and by Seller in connection with the preparation of the financial statements contemplated in this Section 6.8 shall (i) in the case of the auditor’s costs and expenses, be paid or reimbursed by, and shall be the sole responsibility of, Buyer in accordance with the terms of the engagement letter and (ii) in the case of Seller’s costs and expenses, shall be paid by Buyer promptly following receipt of one or more invoices from Seller detailing the same, it being agreed that all time expended by Seller personnel in connection with the preparation of the financial statements contemplated in this Section 6.8 shall be billed and paid at the rate of $125 per person per hour, up to $30,000 in aggregate. The financial statements contemplated in this Section 6.8 shall be prepared in accordance with GAAP.

6.9     Verizon Tower Access. Following the execution and delivery of this Agreement, Seller and Buyer shall negotiate in good faith to reach an agreement reasonably satisfactory to the Parties and to Southwestco Wireless, L.P. d/b/a Verizon Wireless (“Verizon”) pursuant to which Seller and its Affiliates shall have access to, and the right to maintain and use the microwave dish located on, the tower that is the subject of that certain License Agreement dated January 28, 2013 between Verizon and Operations, for a period of one year following the Closing Date.

6.10     Use of Newmont Name. From and after Closing, Buyer shall, and shall cause its Affiliates to, cease use of the “Newmont” name in connection with Buyer’s ownership of the Companies and operation of the Midas Mine, including with respect to Contracts to which Holdings or Operations is a party, assets and properties (including the Assets) owned or leased by Holdings or Operations and Governmental Permits held by Holdings or Operations. Without limiting the generality of the foregoing, immediately following Closing Buyer shall amend the articles of incorporation of each Company or take such other action as necessary to remove the “Newmont” name from the name of each Company.

ARTICLE VII
CONDITIONS PRECEDENT

7.1     Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which, if capable of being waived, may be waived by Buyer in its sole discretion:

(a)     Seller shall have performed and complied in all material respects with all covenants and obligations of this Agreement to be complied with and performed by it at or before Closing.

(b)     All representations and warranties of the Seller in this Agreement shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of the date of Closing, with the same force and effect as if made on and as of that date.

(c)     Seller shall have delivered to Buyer a certificate, dated as of the date of Closing, executed by an executive officer of Seller, certifying that the conditions stated in paragraphs 7.1(a) and 7.1(b) have been satisfied.

(d)     All authorizations, approvals and consents described on Schedule 7.1(d) of shall have been obtained.

(e)     There shall be no pending or threatened third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful could have the effect of any of the foregoing or any Judgment providing for any of the foregoing.

(f)     Seller, Holdings and Operations shall have delivered to Buyer a properly completed and executed non-foreign certificate pursuant to Treasury Regulations Section 1.1445 -2(b).

(g)     There shall not have occurred and be continuing any Material Adverse Effect.

(h)     Seller shall have delivered to Buyer evidence of (i) assumption of Retained Accounts Payable and (ii) assumption of Affiliate Debt, all in form and substance reasonably satisfactory to Buyer.

(i)     TSX shall have conditionally approved for listing the Klondex Shares underlying the Warrants.

(j)     On or before Closing, Seller shall cause NMC to deliver to Buyer a letter stating that NMC, on behalf of itself and its Affiliates, will cooperate with the filing of the Elections and to comply with the terms of Section 6.4(m) in the same manner as if NMC and its Affiliates were parties to this Agreement.

(k)     Seller shall have caused to be transferred to Operations each of the Material Contracts to which Seller or another member of Seller Affiliated Group (other than Operations) is a party.

(l)     Seller shall have caused to be transferred to Operations each of the Properties that is registered to or held by Seller or another member of Seller Affiliated Group (other than Operations).

(m)     Not less than five business days prior to Closing, Buyer shall have received copies of the financial statements contemplated by Section 6.8.

7.2      Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which, if capable of being waived, may be waived by Seller in its sole discretion:

(a)     Buyer shall have performed and complied in all material respects with all covenants and obligations in this Agreement to be complied with and performed by Buyer at or before Closing.

(b)     All representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of the date of Closing with the same force and effect as if such representations and warranties had been made on and as of that date.

(c)     Buyer shall have delivered to the Seller a certificate dated as of the date of Closing, executed by an executive officer of the Buyer, certifying that the conditions stated in paragraphs 7.2(a) and 7.2(b) have been satisfied.

(d)     All authorizations, approvals and consents described on Schedule 7.1(d) of shall have been obtained.

(e)     (i) Buyer shall have exercised its reasonable best efforts to arrange for each of the Buyer Surety Arrangements prior to Closing, and Seller shall be reasonably satisfied that, upon implementation of the Buyer Surety Arrangements, the Seller Surety Arrangements will be released by the relevant Governmental Authorities. (ii) To the extent that any of the Seller Surety Arrangements shall not have been released as of Closing, the Buyer shall have deposited with the Escrow Agent an amount in cash equal to the remaining Reclamation Liability Amount as of Closing.

(f)     There shall be no pending or threatened third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful could have the effect of any of the foregoing or any Judgment providing for any of the foregoing.

(g)     TSX shall have conditionally approved for listing the Klondex Shares underlying the Warrants.

(h)     Buyer shall have performed and complied in all respects with the covenants and obligations in Section 6.5(b) to be complied with and performed by Buyer at or before Closing.

ARTICLE VIII
CLOSING

8.1     Closing; Time and Place. The consummation and closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, or such other location as Buyer and Seller agree upon, on February 4, 2014; provided, however, that, subject to Section 9.1, either Buyer or Seller may postpone Closing on one or more occasions to a later date in order to allow additional time for the satisfaction of conditions to its obligations stated in Article VII.

8.2     Seller’s Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)     Shares. The original certificates for the Shares, executed in blank for transfer or with separate stock powers or equivalent instruments executed for transfer in blank.

(b)     Constituent Documents. Copies of the articles of incorporation, bylaws or other constituent documents of each of the Companies, certified as being true and correct by an authorized officer of Seller, and the original minute books and share ledgers of each of the Companies.

(c)     Resignations and Releases. Resignations and releases, in form reasonably satisfactory to Buyer, of the outgoing officers and directors of each of the Companies.

(d)     Transition Services Agreement. A counterpart of a Transition Services Agreement in the form attached hereto as Exhibit 8.2(d) (the “Transition Services Agreement”), executed by Seller.

(e)     Escrow Agreement. To the extent that any of the Seller Surety Arrangements shall not have been released as of Closing, a counterpart of an Escrow Agreement substantially in the form attached hereto as Exhibit 8.2(e) (the “Escrow Agreement”), among Buyer, Seller and the Escrow Agent, executed by Seller.

(f)     Other. Such other documents and instruments as may be reasonably requested by the Buyer in order to effect the intent of this Agreement and consummate the transactions contemplated hereby.

8.3     Buyer’s Obligations. At Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a)      Purchase Price. (i) The Cash Consideration, as stated in the Preliminary Statement, by wire transfer of immediately available funds; (ii) evidence of the Buyer having deposited with the Escrow Agent an amount in cash equal to the Reclamation Liability Amount less the amount of any Buyer Surety Arrangements for which equivalent Seller Surety Arrangements have been released on Closing; and (iii) one or more definitive certificates representing the Warrants registered to Seller or its designee, executed by Buyer Guarantor.

(b)     NPT Closing Payment. The NPT Closing Payment, by wire transfer of immediately available funds.

(c)     Transition Services Agreement. A counterpart of the Transition Services Agreement, executed by Buyer.

(d)     Escrow Agreement. To the extent that any of the Seller Surety Arrangements shall not have been released as of Closing, counterparts of the Escrow Agreement, executed by Buyer and the Escrow Agent.

(e)     Other. Such other documents and instruments as may be reasonably requested by the Seller in order to effect the intent of this Agreement and consummate the transactions contemplated hereby.

ARTICLE IX
TERMINATION

9.1     Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)     at any time, by the mutual written agreement of the Buyer and Seller;

(b)     by either Buyer or Seller, at any time prior to Closing, if the other is in material breach or default of its respective covenants, agreements, or other obligations in this Agreement or if any of its representations in this Agreement are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, and such breach, default or inaccuracy has not been cured within thirty days following written notice thereof given by the terminating Party;

(c)     by either Buyer or Seller upon written notice to the other, if any of the conditions to its obligations in Sections 7.1 and 7.2, respectively, shall not have been satisfied on or before March 31, 2014, for any reason other than a material breach or default by such Party of its respective covenants, agreements, or other obligations hereunder, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects;

(d)     Upon written notice by Seller, if within thirty (30) calendar days following the date hereof, Seller is not reasonably satisfied that Buyer has or will have at Closing sufficient funds to pay the Purchase Price and other Closing payments; or

(e)     as otherwise provided in this Agreement.

9.2     Effect of Termination. If this Agreement shall be terminated pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate, except for the obligations in Section 6.2, this Section 9.2 and Article XI, and provided that such termination shall not relieve any Party of liability for breaches of this Agreement occurring prior to termination.

ARTICLE X
INDEMNIFICATION

10.1     Indemnification by Seller. From and after Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from: (a) any representations and warranties of Seller in this Agreement not being true and accurate when made or at Closing; (b) any failure by Seller to perform any of its covenants, agreements, or obligations in this Agreement; (c) (i) all Retained Accounts Payable, (ii) the Affiliate Debt, and (iii) all other liabilities and obligations arising out of or relating to ownership of the Companies or the ownership or operation of, or activities conducted on, the Properties by the Companies prior to Closing, except those that are subject to indemnification by Buyer pursuant to Section 10.2.

10.2     Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective officers and directors, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

(a)     any representations and warranties of Buyer in this Agreement not being true and accurate when made or at Closing;

(b)     any failure by Buyer to perform any of its covenants, agreements, or obligations in this Agreement;

(c)     all Reclamation and Environmental Liabilities, except to the extent of Losses for which Buyer is entitled to indemnification under Section 10.1(a);

(d)     all liabilities and obligations relating to or arising out of the ownership or operation of, or activities conducted on, the Properties following Closing; and

(e)     all liabilities or obligations arising out of or relating to the Seller Surety Arrangements.

10.3     Procedure for Indemnified Third Party Claim. Promptly after receipt by a Party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 9.1 or 9.2, the Indemnitee shall give written notice thereof to Seller if the Indemnitee is a Person entitled to indemnification under Section 10.1, or Buyer, if the Indemnitee is a Person entitled to indemnification under Section 10.2 (in either case, the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any third party commences any Litigation against any Indemnitee, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (ii) such Litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor, or (iii) the Indemnitor shall not have assumed the defense of the Litigation in a timely fashion (but in any event within thirty days of notice of such Litigation). If the Indemnitor shall assume the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its expense, and the Indemnitor shall not settle such Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, from all liability with respect to the matters that are subject to such Litigation, or otherwise shall have been approved reasonably by the Indemnitee.

10.4     Payment of Indemnification Amounts and Related Matters. Amounts payable pursuant to Sections 10.1 or 10.2 shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the Prime Rate from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.

10.5     Determination of Indemnification Amounts; Time For Making Claims.

(a)     Buyer shall not be entitled to indemnification under Section 10.1(a) in respect of any Losses unless and until (and then shall be entitled to such indemnification only to the extent that) the aggregate amount of all such Losses exceeds the amount of $500,000 (the “Threshold Amount”), upon which Buyer shall be entitled to indemnification only for such Losses in excess of the Threshold Amount; provided, however, that such limitation shall not apply to any rights to indemnification under Section 10.1(a) with respect to the representations or warranties in Sections 4.1, 4.2, 4.3, 4.4, 4.10 and 4.12 (the “Excepted Representations and Warranties”). In no event shall the aggregate liability of Seller under Section 10.1(a) for all matters other than breaches of the Excepted Representations and Warranties exceed $5,500,000, and in no event shall the aggregate liability of (i) Seller under Section 10.1(a) or (ii) Buyer under Section 10.2(a), exceed the Cash Consideration; provided, however, that none of the foregoing limitations shall apply to any rights to indemnification under Section 10.1(a) with respect to the representations and warranties in Section 4.10.

(b)     No Person shall be entitled to indemnification under Section 10.1(a) or Section 10.2(a) unless it shall have given the Party or Parties from which indemnity is sought written notice of the Losses for which it seeks indemnification (which notice may be, in the case of third party claims, notice under Section 10.3) within the applicable period of survival stated in Section 10.6. Each such notice shall include a reasonably detailed description of the circumstances surrounding the Losses in respect of which indemnification is claimed.

(c)     In determining the amount of the Losses of any Party entitled to indemnification under this Article X shall be, such Losses shall be reduced by the amount of any insurance proceeds or other recoupment received or realized by such Party for or as a result of the circumstance or occurrence giving rise to its indemnification claim.

(d)     If Seller is required to make any indemnity payment due to Buyer under Section 10.1, and the events giving rise to the Loss at issue actually result in a Tax benefit to Buyer or the Companies, then (i) any indemnity amount to be paid with respect to such Loss shall be reduced by the amount of any such Tax benefit actually realized prior to the indemnity payment, and (ii) to the extent such Tax benefit is actually realized after the indemnity payment is paid to the Buyer, Buyer shall pay Seller the amount of such Tax benefit within ten days of filing the Tax Return realizing the benefit (or if the Tax benefit is in the form of an increased Tax refund, within ten days of receiving the refund). For purposes of this Section 10.5(d), “Tax benefit” shall mean a reduction in the amount of Tax actually paid by Buyer or the Companies.

(e)     Indemnification payments under this Article X shall constitute adjustments to the Purchase Price.

10.6     Survival. Notwithstanding any investigation made by or on behalf of Buyer, the representations and warranties of the Parties in this Agreement or in any certificate delivered in connection with this Agreement shall survive Closing (i) until the fifth anniversary of the Closing Date, in the case of Sections 4.1, 4.2, 4.3, 4.4, 4.12, 5.1, 5.2 and 5.4; (ii) for a period of 90 days following expiration of the applicable statutory period of limitations applicable to claims by any Governmental Authority with respect to any matter that constitutes a breach of such representations and warranties, in the case of Section 4.10; and (iii) until the first anniversary of the Closing Date, in all other cases.

10.7     Sole Remedy. Subject to Section 11.15, the provisions of this Article X and Section 6.4 are the sole remedies of Buyer and Seller (other than claims arising from intentional fraud on the part of a Party in connection with the transactions contemplated by this Agreement) with respect to this Agreement and the transactions contemplated by this Agreement following Closing, and Buyer and Seller waive any and all other rights and remedies in respect of this Agreement and such transactions.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1     Expenses. Except as otherwise provided in Section 11.13 or elsewhere in this Agreement, each of the Parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

11.2     Brokerage. Seller shall indemnify and hold Buyer harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

11.3     Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking the action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any Party of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any Party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

11.4     Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by electronic mail or facsimile transmission or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the Parties at the following addresses:

To Seller:

c/o Newmont Mining Corporation
6363 South Fiddler’s Green Circle
Suite 800
Greenwood Village CO 80111
Attention: Stephen P. Gottesfeld
Facsimile: 303.837.5810
Email: Stephen.Gottesfeld@newmont.com

And to:

c/o Newmont Mining Corporation
1655 Mountain City Highway
Elko NV 89801
Attention: Richard J. Matthews
Facsimile: 775.778.2513
Email: Richard.Matthews@newmont.com

With a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attention: Bruce D. Stocks
Facsimile: 303.893.1379
Email: bruce.stocks@dgslaw.com

To Buyer and Buyer Guarantor:

c/o Klondex Mines Ltd.
Suite 600-595 Howe Street
Vancouver BC V6C 2T5
Attention: Paul Huet
Facsimile: 604.662.3904
Email: phuet@klondexmines.com

With a copy (which shall not constitute notice) to:

Bennett Jones LLP
3400 One First Canadian Place
PO Box 130
Toronto ON M5X 1A4
Attention: Abbas Ali Khan
Facsimile: 416.863.1716
Email: alikhana@bennettjones.com

or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by electronic mail or facsimile transmission, upon receipt, or (iii) if mailed, upon the date of first attempted delivery.

11.5     Entire Agreement; Amendments. This Agreement and the Existing NDA embody the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the Party or Parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

11.6     Binding Effect; Benefits. This Agreement shall inure to the benefit of and will be binding upon the Parties and their respective successors and permitted assigns. Neither Buyer nor Seller shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other.

11.7     Headings, Schedules, and Exhibits. The section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement. Reference to Exhibits shall, unless otherwise indicated, refer to the Exhibits attached to this Agreement, each of which shall be incorporated in and constitute a part of this Agreement by such reference. Any item that could be deemed to be properly disclosable on more than one Exhibit to this Agreement shall be deemed to be properly disclosed on all such Exhibits if it is disclosed in reasonable detail on any Exhibit to the Agreement.

11.8     Counterparts; Facsimile Signature. This Agreement may be executed and delivered by facsimile or other electronic transmission in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

11.9     Governing Law.

(a)     The validity, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such State.

(b)     Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court or federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware State court or, to the extent permitted by law, in such federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)     Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware State or federal court. Each of the Parties irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.10    Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

11.11    Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the Parties, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the Parties and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

11.12     Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any interpretation of this Agreement.

11.13     Attorneys’ Fees. If any Litigation between Seller and Buyer with respect to this Agreement or the transaction contemplated hereby shall be resolved or adjudicated by a Judgment of any court, the Party prevailing under such Judgment shall be entitled, as part of such Judgment, to recover from the other Party its reasonable attorneys’ fees and costs and expenses of litigation.

11.14    Further Assurances. Following Closing, each of the Parties shall from time to time execute and deliver all such further documents and instruments and do all acts and things as any other Party may reasonably require to effectively carry out or better evidence or perfect the full intent of this Agreement.

11.15    Guaranty.

(a)     Buyer Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as a direct obligation, in favour of Seller the full and timely performance, observance and payment by Buyer of each and every covenant, agreement, undertaking, representation, warranty, indemnity and obligation of Buyer contained in this Agreement, including but not limited to the obligation of Buyer to pay the Purchase Price and the NPT Closing Payment when required pursuant to Sections 2.2, 3.5 and 8.3 and any adjustment to the Purchase Price required to be paid by Buyer in accordance with Section 2.3 and Section 2.4.

(b)     Subject to Section 10.5, the liability of Buyer Guarantor hereunder shall be absolute and unconditional and shall be in effect irrespective of: (i) any failure, neglect or omission on the part of Seller to realize upon any obligations or liabilities of Buyer; (ii) any amalgamation, merger or reorganization of Buyer in which event the guarantee of Buyer Guarantor shall apply to the corporation resulting therefrom; (iii) any amalgamation, merger or reorganization of Buyer Guarantor; (iv) any sale, lease or transfer of the assets of Buyer or Buyer Guarantor; (v) any change in the ownership of any shares in the capital of Buyer or Buyer Guarantor; or (vi) any other occurrence or circumstances whatsoever similar to the foregoing.

(c)     The guaranty of Buyer Guarantor hereunder is a guaranty of both performance and payment when due, and not of collection.

(c)     Seller may resort to or proceed against Guarantor for performance or payment of any guaranteed obligations hereunder whether or not Seller shall have proceed against Buyer or any other obligor primarily or secondarily obligated with respect to any of such obligations or shall have pursued any other remedy.

(d)     Buyer Guarantor hereby expressly waives (i) notice of the acceptance by Seller of the guaranty of Buyer Guarantor hereunder; (ii) notice of the existence, creation, release, compromise, extension, alteration, modification, non-performance, or non-payment of any or all of the guaranteed obligations hereunder; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever; and (iv) all diligence in collection of or realization upon any payments on, or assurance of performance of, any of the guaranteed obligations hereunder, or in collection on, realization upon, or protection of any security for, or guaranty of, any of the guaranteed obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Buyer, Buyer Guarantor and Seller have executed this Agreement as of the date first written above.

SELLER

Newmont USA Limited

By:	"David R. Faley" (signed)
	Name:	David R. Faley
	Title:	Vice- President

BUYER
Klondex Holdings (USA) Inc.

By:	"Paul Huet" (signed)
	Name:	Paul Huet
	Title:	President

BUYER GUARANTOR

Klondex Mines Ltd.

By:	"Paul Huet" (signed)
	Name:	Paul Huet
	Title:	President and C.E.O.

Signature Page – Stock Purchase Agreement